Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Revlon, Inc. on Form S-8 (File No. 333-48871) of our report dated June 4, 2004, included in the annual report of the Revlon Employees' Savings, Investment and Profit Sharing Plan on Form 11-K for the year ended December 31, 2003.

/s/ Mitchell & Titus, LLP

New York, New York
June 28, 2004